Exhibit 10.5

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of this 16th day of February 2015, to the Employment Agreement (the “Agreement”) dated September 13, 2010 by and between Tornier, Inc. (the “Company”) and Kevin M. Klemz (the “Executive”).

1. Clauses (ii) and (iii) of Section 6(f)(v) are amended and restated to read as follows:

(ii) a material reduction by the Company in the Executive’s base Salary or Bonus as in effect immediately prior to the Change in Control or as thereafter increased, (iii) the failure by the Company to cover the Executive under employee benefit plans that, in the aggregate, provide substantially similar benefits to the Executive and/or his family and dependents at a substantially similar total cost to the Executive (e.g., premiums, deductibles, co-pays, out-of-pocket maximums, required contributions, taxes and the like) relative to the benefits and total costs under such benefit plans in which the Executive (and/or his family or dependents) was participating at any time during the 90-day period immediately preceding the Change in Control and which represents a material diminution from the Executive’s base compensation as in effect immediately prior to the Change in Control, or”

IN WITNESS WHEREOF, the parties have duly caused this Amendment to be executed as of the date first above written.

Tornier, Inc.

/s/ Kevin M. Klemz	By:	/s/ Greg Morrison
Kevin M. Klemz

	Name:	Greg Morrison

	Title:	SVP, Human Resources